UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  08/01/2005

Wells Real Estate Investment Trust II, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-107066

MD	20-0068852
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On August 1, 2005, Wells Real Estate Investment Trust II, Inc. (the "Registrant") entered into a purchase and sale agreement (the "Agreement") with University Circle Investors, LLC (the "Seller"), which is not affiliated with the Registrant, to purchase all of the Seller's interest in 1900, 1950 and 2000 University Avenue (the "Property") located in East Palo Alto, California, for a gross purchase price of $293.0 million, exclusive of closing costs. The acquisition is expected to be partially funded by the assumption of a $119.0 million fixed rate loan secured by the Property in favor of Teachers Insurance & Annuity Association of America.

The Property is a three-building office complex containing approximately 451,000 rentable square feet. Provided that the Seller procures qualified leases, as defined by the Agreement, for the vacant space on or before May 1, 2006, the Registrant will owe the Seller additional purchase price based on a predetermined formula pursuant to the terms of an earnout provision contained in the Agreement. In no event shall the earnout amount exceed $12.9 million.

Under the Agreement, the Registrant is required to pay certain closing costs including, but not limited to, attorneys' fees, title examination fees, survey fees and all other costs and expenses incurred by the Registrant in connection with the closing and consummating the transaction. The Registrant and the Sellers are each required to pay 50% of the escrow costs.

Under the Agreement, the closing of the transaction will occur on the later of i) August 19, 2005 or ii) five business days after the receipt by the Registrant of the required estoppel certificates, as defined by the Agreement, but not later than November 11, 2005. The Agreement contains customary representations and warranties and customary indemnification provisions. The Registrant shall have the right to assign its interest in the Agreement to any entity controlled by, controlling, or under common control with, the Registrant and which remains so controlled through the closing.

In connection with the execution of the Agreement, the Registrant paid an initial earnest money deposit of $5.0 million ("Initial Deposit") to an escrow agent. If the Registrant has not terminated the Agreement by August 12, 2005, the Registrant will pay an additional earnest money deposit of $10.0 million ("Additional Deposit") to the escrow agent. Upon the consummation of the purchase and sale transaction contemplated by the Agreement, the Initial Deposit and the Additional Deposit will be applied to the purchase price. In the event the Agreement is terminated prior to August 12, 2005, the Initial Deposit is completely refundable to the Registrant. Subsequent to August 12, 2005, the Agreement provides the Registrant with the right of specific performance. Alternatively, if a closing condition is not satisfied or the Seller defaults on its obligations under the Agreement, the Registrant is entitled to a refund of the Initial Deposit and the Additional Deposit. If the Registrant defaults on its obligations under the Agreement, the Seller has the right to keep the Initial Deposit and the Additional Deposit.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: August 05, 2005.	By:	/s/ Randall D. Fretz
Randall D. Fretz
Senior Vice President